Exhibit 99.1

ImmuCell

ImmuCell Announces Sale of Certain Non-Core Assets

For Immediate Release

PORTLAND, Maine – July 25, 2018 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), a growing animal health company that develops, manufactures and markets scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle, today announced that it has closed on the sale of certain non-core assets for $700,000 to TCS Biosciences Ltd of Buckingham, United Kingdom (TCS).

The sale includes the cell line and intellectual property underlying the Company’s diagnostic test to detect the presence of Cryptosporidium in drinking water. This technology was originally developed by the Company in the 1990’s as part of Company initiatives at that time to develop a passive antibody product for humans and a water test for the US market, which initiatives have since been discontinued. While those products and markets did not materialize for ImmuCell, TCS became a distributor of this water diagnostic product in the United Kingdom.

“This product is not a significant component of our total sales or profits today and not a core focus of our business strategy going forward,” commented Michael F. Brigham, President and CEO. “TCS has been a great partner to work with and is more focused on this market segment than we are. It makes sense for them to control this technology and make the investments necessary to increase sales.”

A payment of $250,000 was received up front, and the remaining $450,000 is due in two payments during the second half of 2019. The Company has retained the rights to all animal health, diagnostic, feed and nutritional applications of this technology. This agreement also includes a purchase order for product manufactured by the Company worth approximately $125,000 that may be sold to TCS during the first quarter of 2019.

“TCS Biosciences Ltd has enjoyed a strong and lasting partnership with ImmuCell Corporation, and we welcome this transaction as a natural evolution of our relationship. We view the acquisition of this technology as a key component of our continued growth in the drinking water and environmental testing sectors,” commented Gareth Williams, Sales and Marketing Director for TCS. “ImmuCell Corporation have proven to be an outstanding and loyal partner, providing products and service of the highest quality, and we wish them continued success with their core business activities.”

About ImmuCell:
ImmuCell Corporation's (Nasdaq: ICCC) purpose is to create scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle. ImmuCell has developed products that provide significant, immediate immunity to newborn dairy and beef livestock. The Company is developing a novel treatment for mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at: http://www.immucell.com.

Safe Harbor Statement:

This Press Release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: projections of future financial performance; projections about depreciation expense and its impact on income for book and tax return purposes; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; the expected efficacy of new products; estimates about the market size for our products; future market share of and revenue generated by current products and products still in development; our ability to increase production output and reduce costs of goods sold associated with our new product, Tri-Shield™ First Defense®; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the efficiency and effectiveness of our manufacturing processes and related technical issues; estimates about our production capacity; the future adequacy of our working capital and the availability and cost of third party financing; the timing and outcome of pending or anticipated applications for regulatory approvals; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; future cost of our variable rate interest expense on most of our bank debt; costs associated with sustaining compliance with current Good Manufacturing Practice (cGMP) regulations in our current operations and attaining such compliance for the facility to produce the Drug Substance; factors that may affect the dairy and beef industries and future demand for our products; implementation of international trade tariffs that could reduce the export of dairy products weakening the price received by our customers for their product; our effectiveness in competing against competitors within both our existing and our anticipated product markets; the cost-effectiveness of additional sales and marketing expenditures and resources; anticipated changes in our manufacturing capabilities and efficiencies; anticipated competitive and market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts” and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand, the uncertainties associated with product development and Drug Substance manufacturing, our potential reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making by regulatory authorities, possible dilutive impacts on existing stockholders from any equity financing transactions in which we may engage, currency values and fluctuations and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements are based on our current expectations, but actual results may differ materially due to various factors, including the risk factors discussed above.

Contacts:	Michael F. Brigham, President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com